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                                                                   Exhibit 12.01



                                XCEL ENERGY INC.
                           STATEMENT OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                              Thousands of Dollars


                                                             2003           2002            2001           2000           1999
                                                             ----           ----            ----           ----           ----
Earnings as defined:

     Pretax income from continuing operations            $   668,662    $   763,307     $   883,542    $   521,588    $   671,652
Add:
     Fixed charges                                           567,744        527,878         479,190        455,645        443,688
Deduct:
     Undistributed equity in earnings (loss) of
         unconsolidated affiliates                             5,628         (5,774)          5,275          5,250           (678)
                                                         -----------    -----------     -----------    -----------    -----------
              Earnings as defined                          1,230,778      1,296,959       1,357,457        971,983      1,116,018
                                                         ===========    ===========     ===========    ===========    ===========


Fixed charges:
     Interest charges, including estimate of interest
         within rental expense                               545,013        489,534         440,390        416,845        404,888
     Preference security dividend requirements of
         consolidated subsidiaries                            22,731         38,344          38,800         38,800         38,800
                                                         -----------    -----------     -----------    -----------    -----------
              Total fixed charges                        $   567,744    $   527,878     $   479,190    $   455,645    $   443,688
                                                         ===========    ===========     ===========    ===========    ===========


Ratio of earnings to fixed
     charges                                                     2.2            2.5             2.8            2.1            2.5
                                                         ===========    ===========     ===========    ===========    ===========